Exhibit 99.1

CION Investments Announces that its Non-Traded BDC
Reduces Upfront Sales Load

FOR IMMEDIATE RELEASE
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NEW YORK, NY (January 12, 2017) – CION Investments announced today that its non-traded BDC, CION Investment Corporation ("CIC"), reduced its upfront sales load from 10% to 5%, effective January 4, 2017. As a result, CIC adjusted its public offering price from $10.10 to $9.57 per share, while maintaining the amount of weekly cash distributions to shareholders of $0.014067 per share resulting in an annual distribution yield of 7.65% (based on the current $9.57 per share public offering price).

"Based upon insights from varied influential members of our selling group, including senior broker-dealer executives, due diligence officers and leading producers, we determined that the time was right to adjust CIC's compensation structure to more closely reflect current market realities and to better align compensation with the interests of investors," stated Mark Gatto, co-CEO of CION Investments.

CIC focuses primarily on investing in senior secured loans of private U.S. middle market companies. With approximately $1.5 billion of assets under management, CIC is a leading non-traded BDC that is available in the intermediary channel for individual investors.
About CION Investments
CION Investments is a leading manager of alternative investment solutions that focuses on alternative credit strategies for individual investors.  The firm currently manages CION Investment Corporation, a leading non-traded BDC with approximately $1.5 billion in assets under management, and sponsors, through CION Ares Management, LLC, CION Ares Diversified Credit Fund. CION Investments is headquartered in New York.
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